Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the use in the Prospectus constituting a part of this Registration Statement on Form S-1 of our report dated September 13, 2023, relating to the consolidated financial statements of CytoDyn Inc., appearing in CytoDyn Inc.’s Annual Report on Form 10-K for the year ended May 31, 2023 and 2022. Our report on the consolidated financial statements contains an explanatory paragraph regarding substantial doubt as to CytoDyn Inc.’s ability to continue as a going concern. Our report on the effectiveness of internal control over financial reporting expresses an adverse opinion on the effectiveness of the Company’s internal control over financial reporting as of May 31, 2022. We also consent to the reference to us under the heading “Experts” in such Prospectus.

/s/ Macias Gini & O’Connell LLP

San Jose, California

February 6, 2024